Exhibit 99.1

NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Reports 2013 Fourth Quarter Sales of $105.5 Million and Net Income of $6.4 Million

•	Fourth quarter results set new records for sales, bookings, and backlog

•	Fourth quarter diluted earnings per share up nearly 10%, to $0.34 over prior-year period

•	2013 sales grew 28% to $339.9 million and net income increased 25% to $27.3 million

•	2014 revenue expected to be in a range from $585 million to $640 million assuming a successful and timely close of the previously announced EADS T&S acquisition

EAST AURORA, NY, February 13, 2014 – Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for the global aerospace and defense industries today reported financial results for the fourth quarter and year ended December 31, 2013. All share quantities and per share data reported for 2013 and prior have been adjusted to reflect the impact of the twenty percent Class B stock distribution in October 2013.

	Three Months Ended			Year Ended
	Dec. 31, 2013	Dec. 31, 2012	% Change	Dec. 31, 2013	Dec. 31, 2012	% Change

Sales	$105,456	$67,420	56.4%	$339,937	$266,446	27.6%
Gross profit	$25,173	$17,551	43.4%	$87,858	$69,442	26.5%
Gross margin	23.9%	26.0%		25.8%	26.1%
SG&A	$14,262	$9,622	48.2%	$45,553	$36,817	23.7%
SG&A percent of sales	13.5%	14.3%		13.4%	13.8%
Income from operations	$10,911	$7,929	37.6%	$42,305	$32,625	29.7%
Operating margin %	10.3%	11.8%		12.4%	12.2%
Net income	$6,389	$5,655	13.0%	$27,266	$21,874	24.7%
Net income %	6.1%	8.4%		8.0%	8.2%

Peter J. Gundermann, President and Chief Executive Officer, commented, “2013 was an exciting year for Astronics and its shareholders. We made three significant acquisitions in the second half of the year that will add to Astronics growth opportunities in the future. Each is a technological leader in their niche and each is synergistic with our other products. PECO, acquired in July, is a leading provider of overhead passenger service units. AeroSat, acquired in October, is a leading provider of antennas used for airborne satellite connectivity and PGA, acquired in December, is a leading provider of cabin management/entertainment systems for VVIP aircraft and motion systems for premium aircraft seats. We expect these acquisitions will be significant contributors to our future success.”

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Astronics Corporation Reports 2013 Fourth Quarter Record Sales of $105.5 Million and Net Income of $6.4 Million

February 13, 2014

He continued, “The fourth quarter was a strong close to 2013, setting new records for revenue, bookings and backlog. And, after considering the impact of accounting rules for business combinations which included the $3.5 million expense during the quarter for the fair value step-up of acquired inventory, we believe our income statement for the quarter shows real strength. We believe this momentum will become increasingly obvious as we move into 2014, and look forward to another exciting year.”

Consolidated Review

Fourth Quarter 2013 Results

Consolidated sales increased by $38.0 million, or 56.4%, to $105.5 million compared with the same period last year. The acquired businesses accounted for $23.8 million of sales in the 2013 fourth quarter, all in the aerospace segment.

Consolidated gross profit was $25.2 million, up $7.6 million from the fourth quarter of 2012. Consolidated gross margin was 23.9% compared with 26.0% for same period last year. The Company expensed $3.5 million for the fair value step-up of acquired inventory from the 2013 acquisitions that was sold during the quarter. Engineering and development (“E&D”) costs were $14.3 million in the fourth quarter of 2013 compared with $11.1 million in the same period of 2012. Leverage from higher sales volume helped to offset these items.

Selling, general and administrative (“SG&A”) expenses increased $4.7 million to $14.3 million, or 13.5% of sales, compared with $9.6 million, or 14.3 % of sales, in last year’s fourth quarter. A $0.8 million decrease in legal costs was more than offset by the incremental SG&A costs for the acquired businesses, which was $4.6 million in the fourth quarter of 2013.

The effective tax rate of 28.2% for the fourth quarter of 2013 was lower than the federal statutory rate primarily as a result of U.S. Research & Development (R&D) tax credits.

Net income in the fourth quarter of 2013 was $6.4 million, or $0.34 per diluted share, up 13.0% compared with $5.7 million, or $0.31 per diluted share, last year. This includes the impact of inventory step up charges which was approximately $0.13 per diluted share.

Consolidated 2013 Full Year Review

Consolidated sales for 2013 increased by $73.5 million, or 27.6%, to $339.9 million, compared with sales of $266.4 million for 2012. The acquired businesses in 2013 accounted for $39.4 million of sales, all in the aerospace segment.

Consolidated gross profit was $87.9 million, up $18.5 million from $69.4 million in the prior year. The consolidated gross margin was 25.8% for the full year of 2013 compared with 26.1% last year. Lower warranty and inventory obsolescence expense of $2.9 million and leverage from higher sales were more than offset by a $7.9 million increase of E&D expense and the expensing of approximately $5.5 million for the fair value step-up of acquired inventory from the 2013 acquisitions that was sold during the year. E&D costs were $52.8 million for the full year of 2013 compared with $44.9 million in the prior-year.

SG&A expenses for the full year of 2013 increased $8.8 million to $45.6 million, or 13.4% of sales, compared with $36.8 million, or 13.8% of sales, in 2012. The increase was due primarily to $6.6 million in added SG&A costs for the acquired businesses and $1.8 million relating to the acquisition transactions including financing, legal and diligence efforts.

Interest expense for the year was $4.1 million, up from $1.0 million in 2012, due to the increased debt levels associated with the Company’s 2013 acquisitions.

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Astronics Corporation Reports 2013 Fourth Quarter Record Sales of $105.5 Million and Net Income of $6.4 Million

February 13, 2014

The effective tax rate for 2013 was lower than the federal statutory rate due to the recognition of $0.8 million of 2013 U.S. R&D tax credits and an additional $1.1 million of U.S. R&D tax credits from 2012 that was recognized in 2013. The 2012 R&D tax credits were not recognized in 2012, as the American Tax Payer Relief Act of 2012, which extended the R&D tax credit for 2012, was not enacted until 2013. Astronics expects the effective tax rate for 2014 to be in the range of 30% to 31%.

Year-to-date net income in 2013 was $27.3 million, or $1.49 per diluted share, up 24.7% compared with $21.9 million, or $1.20 per diluted share, for the prior-year period. This includes the impact of inventory step up charges which was approximately $0.21 per diluted share.

Depreciation and amortization expense for 2013 totaled $11.1 million, up from $6.9 million in 2012, largely due to the recent acquisitions.

Mr. Gundermann continued, “2013 was obviously a pivotal year for our Company, and we are pleased with our ongoing integration efforts and financial results. We will be living with higher interest and amortization expense from the 2013 acquisitions for some time, but the fair value step-up of inventory is mostly behind us. We expect another $2.6 million of this expense in the early part of 2014, and then the earnings power of our 2013 acquisitions will be more evident.”

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)

Aerospace Fourth Quarter 2013 Results

Fourth quarter sales in Astronic’s Aerospace segment increased $37.9 million compared with the prior year fourth quarter. The acquired businesses had $23.8 million in sales in the fourth quarter of 2013. Sales from the company’s organic business’s increased by $14.1 million primarily from Electrical Power & Motion and Lighting & Safety product sales increases.

Aerospace operating profit in the fourth quarter of 2013 was $14.1 million, or 13.7% of sales, compared with $10.8 million, or 16.6% of sales, in the same period last year. Leverage from higher sales volume and a $1.4 million reduction of warranty, inventory obsolescence and legal expenses contributed to the increased operating profit. These were partially offset by the a $3.5 million expense for the fair value step-up of inventory of the acquired businesses that was sold during the quarter and higher E&D expenses of $3.2 million of which approximately half relates to the acquired businesses. SG&A costs for the businesses acquired in 2013 totaled $4.6 million for the quarter.

Aerospace Year-to-Date Results

Year-to-date sales for our Aerospace segment increased $75.6 million compared with the prior year. Sales for this segment from the acquired businesses accounted for $39.4 million of the increase. Organic sales for this segment were up $36.2 million primarily from Electrical Power & Motion product sales. Also contributing slightly to the increase was increased organic sales of Lighting & Safety products. The Electrical Power and Motion product line now includes motion systems for premium aircraft seats acquired with PGA.

Aerospace operating profit for 2013 was $55.2 million, or 16.7% of sales, compared with $44.1 million, or 17.3% of sales, in the same period last year. The increase in the operating profit was due to leverage from a higher volume of sales, lower warranty and inventory obsolescence expense and lower legal expenses which more than offset the $5.5 million fair value expense for the step-up of acquired inventory from the 2013 acquisitions and higher E& D expenses of $8.0 million, of which approximately $1.9 million related to the acquired businesses. SG&A costs for the businesses acquired in 2013 totaled $6.6 million for 2013, including $3.2 million of purchased intangible amortization expense associated with these acquisitions.

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Astronics Corporation Reports 2013 Fourth Quarter Record Sales of $105.5 Million and Net Income of $6.4 Million

February 13, 2014

Aerospace Orders and Backlog

Bookings during the fourth quarter and full year of 2013 were $107.6 million and $344.6 million, respectively, compared with bookings of $65.6 million and $264.5 million in the fourth quarter and 2012, respectively. Aerospace backlog at the end of the fourth quarter 2013 was $207.1 million.

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)

Sales in the 2013 fourth quarter increased $0.1 million to $2.8 million when compared with the same period in 2012. Sales for the first twelve months of 2013 decreased $2.1 million to $9.4 million compared with 2012. All sales for the Test Systems segment were to the Military Market.

Test Systems operating loss for the fourth quarter of 2013 was $0.9 million, compared with $1.5 million in the same period last year. The operating loss for the first twelve months of 2013 was $3.8 million compared with $5.0 million in the same twelve-month period last year.

Test Systems Orders and Backlog

Bookings during the fourth quarter and full year of 2013 were $1.1 million and $12.9 million, respectively, compared with bookings of $0.7 million and $6.6 million in the fourth quarter and full year of 2012, respectively. Backlog at the end of the fourth quarter of 2013 was $7.1 million.

Balance Sheet

Cash was $54.6 million at the end of 2013, funded debt was $200.3 million resulting in net debt of $145.7 million.

Capital expenditures during the fourth quarter and full year of 2013 were $2.0 million and $6.9 million, respectively, compared with $6.2 million and $16.7 million for the same periods in 2012, respectively.

Outlook

On December 31, 2013, consolidated backlog was $214.2 million. Approximately $204.1 million of this backlog is expected to ship in 2014.

The Company expects 2014 sales to be in the range of $585 million to $640 million which includes approximately $100 million to $120 million for the previously announced planned acquisition of the Test business from EADS North America. Astronics expects that approximately $475 million to $505 million of forecasted 2014 revenue will be from its Aerospace segment, while $110 million to $135 million of the forecasted revenue will be from its Test Systems segment.

The Company expects capital spending in 2014 to be in the range of $33 million to $37 million, including approximately $21 million for the acquisition and renovation of a new facility in Portland, OR. This range does not include an estimate for capital spending for the EADS North America Test business. The Company expects to expense the majority of the remaining $2.6 million fair value inventory step up associated with the 2013 acquisitions in the first quarter of 2014. The Company expects 2014 consolidated E&D expenses to be in the range of $65 million to $69 million, including $14 million to $16 million from the 2013 acquisitions, but excluding E&D expenses for the EADS Test business. In 2014, excluding the EADS Test business, depreciation and amortization expense is expected to be approximately $18 million compared with $11 million in 2013.

Mr. Gundermann concluded, “We have very high expectations for 2014, with sales expected to increase more than 70% over 2013. Our first quarter will likely see sales of $130 to $140 million, depending on the timing of our announced acquisition of the EADS Test and Services business, which we hope to close by the end of February 2014. Overall, our markets and customer activity remain robust, and we believe the foundation we established in 2013 and prior has set the stage for a fantastic 2014.”

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Astronics Corporation Reports 2013 Fourth Quarter Record Sales of $105.5 Million and Net Income of $6.4 Million

February 13, 2014

Fourth Quarter and Full Year 2013 Webcast and Conference Call

The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 13574445. The telephonic replay will be available from 2:00 p.m. ET on the day of the call through Thursday, February 20, 2014. A transcript will also be posted to the Company’s Web site, once available.

ABOUT ASTRONICS CORPORATION

Astronics Corporation (NASDAQ: ATRO) is a leader in advanced, high-performance electrical power & motion, lighting & safety, specialized avionics, structure products and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics AeroSat Corporation, Astronics Advanced Electronic Systems Corp., Ballard Technology, Inc., DME Corporation, Luminescent Systems Inc., Max-Viz, Inc., PECO, Inc. and PGA Electronic S.A, have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.

For more information on Astronics and its products, visit its website at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW

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Astronics Corporation Reports 2013 Fourth Quarter Record Sales of $105.5 Million and Net Income of $6.4 Million

February 13, 2014

ASTRONICS CORPORATION

CONSOLIDATED INCOME STATEMENT DATA

(Unaudited, $ in thousands except per share data)

	Three Months Ended		Year Ended
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Sales	$105,456	$67,420	$339,937	$266,446
Cost of products sold	80,283	49,869	252,079	197,004

Gross profit	25,173	17,551	87,858	69,442
Gross margin	23.9%	26.0%	25.8%	26.1%

Selling, general and administrative	14,262	9,622	45,553	36,817
SG&A % of Sales	13.5%	14.3%	13.4%	13.8%

Income from operations	10,911	7,929	42,305	32,625
Operating margin	10.3%	11.8%	12.4%	12.2%

Interest expense, net	2,009	239	4,094	1,042

Income before tax	8,902	7,690	38,211	31,583
Income tax expense	2,513	2,035	10,945	9,709

Net Income	$6,389	$5,655	$27,266	$21,874

Net income % of Sales	6.1%	8.4%	8.0%	8.2%

*Basic earnings per share:	$0.36	$0.33	$1.56	$1.28
*Diluted earnings per share:	$0.34	$0.31	$1.49	$1.20

*Weighted average diluted shares outstanding (in thousands)	18,629	18,254	18,359	18,157

Capital Expenditures	$2,035	$6,150	$6,868	$16,720
Depreciation and Amortization	$4,512	$1,950	$11,059	$6,905

*	All share quantities and per share data reported for 2013 have been restated to reflect the impact of the twenty percent Class B stock distribution to shareholders of record on October 10, 2013.

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Astronics Corporation Reports 2013 Fourth Quarter Record Sales of $105.5 Million and Net Income of $6.4 Million

February 13, 2014

ASTRONICS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	12/31/2013	12/31/2012
	(Unaudited)

ASSETS
Cash and cash equivalents	$54,635	$7,380
Accounts receivable	60,942	45,473
Inventories	85,269	48,624
Other current assets	5,061	1,566
Deferred taxes—current	5,291	4,967
Property, plant and equipment, net	70,900	53,537
Deferred taxes—long-term	—	9,019
Other long-term assets	5,474	2,977
Intangible assets, net	102,701	16,523
Goodwill	100,998	21,923

Total Assets	$491,271	$211,989

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long term debt	$12,279	$9,268
Accounts payable and accrued expenses	72,958	38,700
Long-term debt	188,041	20,715
Other liabilities	22,254	18,172
Deferred taxes—long-term	24,230	—
Shareholders’ equity	171,509	125,134

Total Liabilities and Shareholders’ Equity	$491,271	$211,989

ASTRONICS CORPORATION

SEGMENT DATA

(Unaudited, $ in thousands)

	Three Months Ended		Year Ended
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Sales
Aerospace	102,660	64,743	330,530	254,955
Test Systems	2,896	2,677	10,103	11,491
Less Inter-segment	(100)	—	(696)	—

Total Sales	105,456	67,420	339,937	266,446

Operating Profit and Margins
Aerospace	14,088	10,779	55,200	44,137
	13.7%	16.6%	16.7%	17.3%

Test Systems	(876)	(1,460)	(3,756)	(4,985)
	(30.2)%	(54.5)%	(37.2)%	(43.4)%

Total Operating Profit	13,212	9,319	51,444	39,152
	12.5%	13.8%	15.1%	14.7%

Interest Expense	2,009	239	4,094	1,042
Corporate Expenses and Other	2,301	1,390	9,139	6,527

Income Before Taxes	8,902	7,690	38,211	31,583

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Astronics Corporation Reports 2013 Fourth Quarter Record Sales of $105.5 Million and Net Income of $6.4 Million

February 13, 2014

ASTRONICS CORPORATION

SALES BY MARKET

(Unaudited, $ in thousands)

	Three Months Ended			Year Ended
	12/31/2013	12/31/2012	% change	12/31/2013	12/31/2012	% change	2013 YTD

Aerospace Segment
Commercial Transport	75,918	45,884	65.5%	237,725	179,105	32.7%	70%
Military	15,270	8,697	75.6%	48,669	36,510	33.3%	14%
Business Jet	7,448	7,607	(2.1)%	29,784	29,379	1.4%	9%
Other	4,024	2,555	57.5%	14,352	9,961	44.1%	4%

Aerospace Total	102,660	64,743	58.6%	330,530	254,955	29.6%	97%

Test Systems Segment
Military	2,796	2,677	4.4%	9,407	11,491	(18.1)%	3%

Total	105,456	67,420	56.4%	339,937	266,446	27.6%	100%

ASTRONICS CORPORATION

SALES BY PRODUCT

(Unaudited, $ in thousands)

	Three Months Ended			Year Ended
	12/31/2013	12/31/2012	% change	12/31/2013	12/31/2012	% change	2013 YTD

Aerospace Segment
Electrical Power & Motion	54,428	42,003	29.6%	188,221	160,136	17.5%	55%
Lighting & Safety	35,015	15,076	132.3%	102,233	69,597	46.9%	30%
Avionics	5,180	5,109	1.4%	18,733	15,261	22.8%	6%
Structures	3,530	—	100%	6,331	—	100%	2%
Other	4,507	2,555	76.4%	15,012	9,961	50.7%	4%

Aerospace Total	102,660	64,743	58.6%	330,530	254,955	29.6%	97%

Test Systems Segment
Military	2,796	2,677	4.4%	9,407	11,491	(18.1)%	3%

Total	105,456	67,420	56.4%	339,937	266,446	27.6%	100%

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Astronics Corporation Reports 2013 Fourth Quarter Record Sales of $105.5 Million and Net Income of $6.4 Million

February 13, 2014

ASTRONICS CORPORATION

ORDER AND BACKLOG TREND

(Unaudited, $ in thousands)

	Q1 2013 03/30/2013	Q2 2013 6/29/2013	Q3 2013 9/28/2013	Q4 2013 12/31/2013	Twelve Months 12/31/2013

Sales
Aerospace	$71,669	$68,676	$87,525	$102,660	$330,530
Test Systems	2,298	2,157	2,156	2,796	9,407

Total Sales	$73,967	$70,833	$89,681	$105,456	$339,937

Bookings
Aerospace	$75,390	$65,714	$95,852	$107,633	$344,589
Test Systems	3,092	620	8,066	1,127	12,905

Total Bookings	$78,482	$66,334	$103,918	$108,760	$357,494

Backlog*
Aerospace	$114,636	$111,674	$159,468	$207,101	N/A
Test Systems	4,359	2,822	8,731	7,062	N/A

Total Backlog	$118,995	$114,496	$168,199	$214,163	N/A

Book:Bill Ratio
Aerospace	1.05	0.96	1.10	1.05	1.04
Test Systems	1.35	0.29	3.74	0.40	1.37

Total Book:Bill	1.06	0.94	1.16	1.03	1.05

*	During the third quarter, acquisitions added backlog of approximately $39.5 million for the Aerospace segment. During the fourth quarter, acquisitions added backlog of approximately $42.6 million for the Aerospace segment.

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